PROMISSORY NOTE

$1,500,000.00                                                Date: July 07, 2000

For value received, the undersigned Diversified Resources Group, Inc. (the "Borrower" or "DRGI"), at 355 Interstate Blvd., Sarasota, Florida 34240, promises to pay to the order of Sagedale Farms, LLC, (the "Lender" or "Sagedale"), c/o: James Matheny at 105 Fairway Valley Court, Cary, North Carolina, 27513, (or at such other place as the Lender may designate in writing) the sum of $1,500,000.00 with interest from July 07, 2000, on the unpaid principal at the interest rate Lender pays to Wachovia Bank.

The unpaid principal and accrued interest shall be payable in monthly installments of interest only beginning on August 07, 2000, and continuing until July 07, 2001, (the "Due Date"), at which time the remaining unpaid principal and interest shall be due in full.

As consideration for Sagedale's securing financing and making the loan to DRGI:

a. Within ten (10) days of the time of funding of the Loan, DRGI shall deliver to Sagedale or its assigns Six Hundred Thousand (600,000) shares of the unrestricted common stock of DRGI, which shall be market tradable upon receipt, and an additional Six Hundred Thousand (600,000) shares of restricted common stock of DRGI, which shall contain a restriction prohibiting its sale for a period of twelve (12) months after issuance.

b. On or before the date that is twelve (12) months after the date of funding of the Loan, DRGI shall at its sole discretion pay or deliver to Sagedale or its assigns, at DRGI's option, either:

(i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) by wire transfer or other immediately available funds; or

(ii) A sufficient number of the shares of the common stock of DRGI so that the market value of such shares, on the date such shares are received by Sagedale or its assigns, equals or exceeds the sum of $1,250,000.00.

c. On or before the date on which the Hotel is open for business, DRGI shall deliver to Sagedale or its assigns, a certificate or other document evidencing a fully prepaid hotel suite for all three (3) major Winston Cup events held at the Charlotte Motor Speedway for each of the five (5) years immediately following completion of the Hotel.

DRGI shall pay the principal balance of the Loan, plus accrued, unpaid interest on the Wachovia Loan, upon the first of the following events to occur:

a. Sale by DRGI of the real property known as Falls River, located in Wake County, North Carolina, which DRGI currently has under contract, or of a sufficient amount of the property so that DRGI realizes net proceeds in excess of $1.5 Million; or

b.    The day that is one (1) year from the date of the Wachovia Loan.

This Note is secured by DRGI's total interest in Front Street Partners, LLC. The Lender is not required to rely on the above securities for the payment of this
Note in the case of default, but may proceed directly against the Borrower.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any installment is not paid when due, the remaining unpaid balance and accrued interest shall become due immediately at the option of the Lender. The Borrower reserves the right to prepay this Note (in whole or in part) prior to the due date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

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The  proceeds  of this  Note is for  funding  DRGI  corporate  activities  which includes the acquiring of an interest in 6.52 acres of land, Highway 29 and Moorehead Road, Concord, North Carolina.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;
2)   the death of the  Borrower(s)  or  Lender(s);
3)   the filing of bankruptcy proceedings involving the Borrower as a Debtor;
4)   the application for appointment of a receiver for the Borrower;
5) the making of a general assignment for the benefit of the Borrowers creditors; or
6)   the insolvency of the Borrower

In addition, the Borrower shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of North Carolina.

Signed this _____ day of ________________, 2000

Borrower:
Diversified Resources Group, Inc.


By:   __________________________________________
      Carl Smith
      Chief Executive Officer

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